EXHIBIT 10(iii)(c.1)
EXXONMOBIL SUPPLEMENTAL SAVINGS PLAN

1.    Purpose

The purpose of this Plan is to provide a payment of approximately equivalent value from the general assets of Exxon Mobil Corporation (“Corporation”) to a person participating in the ExxonMobil Savings Plan (“Savings Plan”) who, because of the application of United States Internal Revenue Code (“Code”) sections 415 and 401(a)(17) is precluded from receiving employer contributions to the person's Savings Plan account to which the person would otherwise be entitled.

2.    Benefits

2.1    Eligibility
A person is eligible to receive benefits under this Plan only if any one of the following requirements is met with respect to the person:
(A)    The person becomes a retiree pursuant to section 4.1(A) (relating to age, service and LTD-eligibility requirements) or section 4.1(D) (relating to retiree grow-ins in connection with certain divestments) of the ExxonMobil Common Provisions or a qualified plans retiree within the meaning of the ExxonMobil Pension Plan (“Retiree”);
(C)    the person’s employment is terminated in connection with a sale of the assets to a buyer or the outsourcing of a business operation to an outsourcing company, and the person continues in employment until the closing date of the sale of assets or outsourcing;
(D)    the person receives a severance benefit from the ExxonMobil Special Program of Severance Allowances, or similar severance program sponsored by the Corporation or an affiliate;
(E)    The Plan Administrator determines, in its sole and absolute discretion, that the person is eligible to receive benefits under this Plan. In this regard, the Plan Administrator may from time to time adopt eligibility standards or guidelines that may guide the Plan Administrator’s eligibility determinations, and may in its discretion, modify, suspend, supersede, or cancel such standards or guidelines.
2.2    Benefit Formula
(A)    In General
For any participant eligible to receive benefits under this Plan, the value of such benefit is an amount that is determined by notionally crediting on a monthly basis the amount of employer contributions that cannot be made to the Savings Plan for that person as a result of application to that person of Code sections 415 and 401(a)(17). This amount is enhanced by notional interest at 120 percent of the long-term Applicable Federal Rate, compounded monthly, as of the last month of each calendar quarter as published by the Internal Revenue Service.

(B)    Notional Interest Rate for Key Employees after Retirement
Notwithstanding paragraph (A) above, for Participants who have a Classification Level of 35 or above at the time of their termination of employment (“Key Employee”), notional interest for the period between the date of termination of employment and the date of payment shall be credited at the Citibank Prime Lending Rate as of the last business day of each calendar quarter or, if the Key Employee’s last day of employment is on or after November 1, 2022, at the interest rate determined under section 4.4(D)(3)(b)(iii) of Part 1 of the ExxonMobil Pension Plan on the first of the month immediately following the person’s last day of employment, but taking into account only the first segment rate for this purpose.
2.3    Calculation Methodology
The exact methodology used in determining such monthly credits and interest thereon will be established from time to time by the Plan Administrator. General guidelines to be followed are:
(A)    Required Participant Contributions
To the extent determined by those administering this Plan, a person is required to make regular employee contributions to the person's Savings Plan account up to the maximum permitted by the Code to receive credits under this Plan.
(B)    Discretionary Employee Contributions
Prior to July 1, 2002, a person may not enhance the amounts credited under this Plan by making discretionary employee contributions to the person's Savings Plan account.

3.    Payment of Benefits

Payment of the benefit determined under article 2 above shall be made in a lump sum as soon as practicable following the latest of the following times:
(A)    the participant’s termination of employment from ExxonMobil;
(B)    In the case of a Key Employee, the six-month anniversary of the participant's termination of employment;
(C)    In the case of a participant whose Savings Plan account is transferred to a savings plan sponsored by Infineum USA Inc. or any of its affiliates ("Infineum"), the participant’s termination of employment from Infineum; or
(D)    In the case of a participant whose Savings Plan account is transferred to a savings plan sponsored by Tenneco, Inc. or any of its affiliates ("Tenneco"), the participant’s termination of employment from Tenneco.

4.    Payment Upon Death

4.1    In General
If a person dies as an employee with eligibility for a pension death benefit under the ExxonMobil Pension Plan or as a Retiree but before his benefit under this Plan is distributed to him, then such benefit shall be distributed as soon as practicable after death to the person’s beneficiary determined under section 4.2 below.

4.2    Designation of Beneficiaries
(A)    In General
A person entitled to receive a payment under this Plan may name one or more designated beneficiaries to receive such payment in the event of the person's death. Beneficiary designations shall be made in accordance with such procedures as the Plan Administrator may establish. Spousal consent to any designation is not required.
(B)    Default Beneficiaries
(1)    In General
If no specific designation is in effect, the deceased’s beneficiary is the person or persons in the first of the following classes of successive beneficiaries living at the time of death of the deceased:
(a)    spouse;
(b)    children who survive the participant or who die before the participant leaving children of their own who survive the participant;
(c)    parents;
(d)    brothers and sisters who survive the participant or who die before the participant leaving children of their own who survive the participant.
If there are no members of any class of such beneficiaries, payment is made to the deceased’s executors or administrators.
(2)    Allocation among Default Beneficiaries
If the same class of beneficiaries under paragraph (1) above contains two or more persons, they share equally, with further subdivision of such equal shares as next provided. In class (b), where a child dies before the participant leaving children who survive the participant, such child's share is subdivided equally among those children. In class (d), where a brother or sister dies before the participant leaving children who survive the participant, such brother or sister's share is subdivided equally among those children.
(3)    Definitions
For purposes of this Section 4.2, "child" means a person's son or daughter by legitimate blood relationship or legal adoption; "parent" means a person's father or mother by legitimate blood relationship or legal adoption; "brother" or "sister" means another child of either or both of one's parents.

5.    Miscellaneous

5.1    Administration of Plan
The Plan Administrator shall be the Manager, Compensation, Benefit Plans and Policies, Human Resources Department, Exxon Mobil Corporation. The Plan Administrator shall have the right and authority to conclusively interpret this Plan for all purposes, including the determination of any person’s eligibility for benefits hereunder and the resolution of any and all appeals relating to claims by participants or beneficiaries, with any such interpretation being conclusive for all participants and beneficiaries.
5.2    Nature of Payments
Payments provided under this Plan are considered general obligations of the Corporation.
5.3    Assignment or Alienation
Except as provided in section 5.5 below, payments provided under this Plan may not be assigned or otherwise alienated or pledged.
5.4    Amendment or Termination
The Corporation reserves the right to amend or terminate this plan, in whole or in part, including the right at any time to reduce or eliminate any accrued benefits hereunder and to alter or amend the benefit formula set out herein.
5.5    Forfeiture of Benefits
No person shall be entitled to receive payments under this Plan and any payments received under this Plan shall be forfeited and returned if it is determined by the Corporation in its sole discretion, acting through its chief executive or such person or committee as the chief executive may designate, that a person otherwise entitled to a payment under this Plan or who has commenced receiving payments under this Plan:
(A)    engaged in gross misconduct harmful to the Corporation,
(B)    committed a criminal violation harmful to the Corporation,
(C)    had concealed actions described in paragraph (A) or (B) above which would have brought about termination from employment thereby making the person ineligible for benefits under this Plan,
(D)    separated from service prior to attaining age 65 without having received from the Corporation or its delegatee prior written approval for such termination, given in the sole discretion of the Corporation or its delegatee and in the context of recognition that benefits under this Plan would not be forfeited upon such termination, or
(E)    had been terminated for cause.
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